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Exhibit 5.1

GARDNER, CARTON & DOUGLAS

December 30, 2002

Centiv, Inc.
998 Forest Edge Drive
Vernon Hills, Illinois 60016

  Re:
  Registration Statement on Form S-3 as amended by Amendment No. 1

Ladies and Gentlemen:

        We have acted as counsel for Centiv, Inc., a Delaware corporation (the "Company"), in connection with the proposed sale of up to 4,597,837 shares of Common Stock, $0.001 par value per share, of the Company (the "Stock") by certain stockholders of the Company referred to in the Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Stock covered by the Registration Statement, when issued pursuant to the terms of the Convertible Preferred Stock and Options and Warrants pursuant to which it will be issued, in accordance with the terms thereof, will have been duly authorized and validly issued and fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Gardner, Carton & Douglas

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  Exhibit 5.1